                                                                      EXHIBIT 21


Cohu, Inc. has the following wholly owned subsidiaries:

         Delta Design, Inc., a Delaware corporation
         Fisher Research Laboratory, Inc., a Delaware corporation
         Broadcast Microwave Services, Inc., a Delaware corporation Daymarc, Inc., a Delaware corporation
         Cohu Foreign Sales Ltd., a Barbados corporation